Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of August 21, 2013 (the “Effective Date”) by and between Eldad Eilam (“Executive”) and GraphOn Corporation (the “Company”).

RECITALS

WHEREAS, Executive currently holds the position of President and Chief Executive Officer of the Company;

WHEREAS, the Company and Executive seek to continue Executive’s employment in accordance with the terms herein;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties as follows:

AGREEMENT

1.            Position and Duties.  The Company hereby continues to employ Executive and Executive accepts continued employment by the Company as President and Chief Executive Officer.  In Executive’s role as President and Chief Executive Officer, Executive will report to the Board of Directors of the Company (the “Board of Directors”) and will perform all of the duties that the Board of Directors reasonably requires of him.

2.            Term.  Executive’s employment by the Company is not for any specific period of time, but rather is an “employment at will” relationship.  Executive’s employment under this Agreement shall continue until Executive’s employment is terminated in accordance with Section 12 of this Agreement.

3.            Duty to the Company.  Except as permitted in this Section 3, Executive agrees to devote Executive’s services and best energies and abilities to the business and activities of the Company provided, however, that nothing herein shall prevent Executive from participating in charitable organizations and events, overseeing existing investments or investing in other businesses provided that such other businesses are not competitive in any manner with any business then being conducted by the Company, or investing in any business the shares of stock of which are publicly traded even if such businesses are competitive, provided that in the latter instance, Executive’s stock interest in any such business is not a controlling or substantial interest and does not in any event exceed 1% of the issued and outstanding shares of such business.

4.            Base Salary.  For the services rendered by Executive to the Company hereunder, the Company agrees to pay Executive an annual base salary at the rate of $275,000.00 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and schedule.

5.            Bonus Opportunity.  Executive shall be eligible to earn a bonus during each calendar year under such bonus program, if any, as may be established for such calendar year by the Compensation Committee of the Board of Directors in its sole and absolute discretion.  For 2013, Executive’s bonus opportunity is $75,000.  Any such bonus will be based on the satisfaction of certain performance criteria established at the beginning of the calendar year to which the performance criteria relate.  Any bonus earned by Executive for a calendar year shall be paid on or before March 15 of the subsequent calendar year.

6.            Restricted Stock and Stock Options.  Executive has been granted 1,600,000 restricted shares of Company Common Stock (the “Restricted Shares“) under the GraphOn Corporation 2012 Equity Incentive Plan (the “2012 Equity Plan”), pursuant to two Restricted Stock Agreements dated August 15, 2012 (the “Restricted Stock Agreements”).  Executive has been granted stock options under the GraphOn Corporation 2008 Equity Incentive Plan, as amended (the “2008 Equity Plan”) to acquire 1,000,000 shares of Company Common Stock pursuant to an award made February 22, 2012 (the “Time-Vesting Options“) and to acquire 1,000,000 shares of Company Common Stock pursuant to an award made September 8, 2011 (the “Performance Options,“ and collectively with the Time-Vesting Options, the “Stock Options”).  The Restricted Shares and Time-Vesting Options are scheduled to vest over a period of 33 months commencing in the fourth month following the grant effective date.  The Performance Options are scheduled to vest and become exercisable upon the satisfaction of specified performance goals over a period of three years.  Notwithstanding any contrary provision of the 2012 Equity Plan, the 2008 Equity Plan, the Restricted Stock Agreements, or the Stock Option awards, if Executive’s employment is terminated as a result of Executive’s death or Disability (pursuant to Section 12(a)), by the Company without Cause (pursuant to Section 12(c)), or by Executive for Good Reason (pursuant to Section 12(d)), then, immediately upon such termination, all of Executive’s unvested Restricted Shares shall vest and no longer be subject to the Company’s “Return Right” (as defined in the 2012 Equity Plan) and all of the Stock Options shall immediately vest and become exercisable for the applicable period following termination specified in the 2008 Equity Plan.  The accelerated vesting provisions of this Section 6 also shall apply to any restricted stock and stock option awards made by the Company to Executive after the date of this Agreement, whether or not so stated in the applicable grant agreements, and such future awards shall be included in the definitions of “Restricted Shares” and “Stock Options” under this Agreement.

7.            Executive Benefits.  Executive shall be entitled to participate in any and all employee benefit plans, programs and practices sponsored by the Company for the benefit of its executive employees and its employees generally to the extent such participation is permitted under the terms of such plans, programs and practices.  The Company reserves the right from time to time to modify, amend and/or terminate its employee benefit plans, programs and practices as it deems necessary or advisable.

8.            Paid Time Off.  Executive shall accrue up to four (4) weeks of paid time off each year in accordance with the Company’s announced policy for executive employees as in effect from time to time.  Executive may take vacation at such time or times as shall not materially interfere with the performance of the Executive’s duties under this Agreement.

9.            Expense Reimbursement.  Executive will be entitled to receive reimbursement for all business expenses properly incurred and properly documented by Executive in performing Executive’s duties under this Agreement.

10.         Confidential and Proprietary Information.  Executive and the Company have entered into a Proprietary Information and Inventions Agreement dated July 20, 2011 (the “Proprietary Information Agreement”).  The terms and conditions of the Proprietary Information Agreement shall continue in full force and effect and are hereby incorporated by reference into this Agreement.

11.          Company Property. Executive will return to the Company any Company property that has come into Executive’s possession during Executive’s association with and/or employment with the Company, when and as requested to do so by the Company and in all events upon termination of Executive's employment.

12.          Termination.  Executive’s employment hereunder shall continue until the occurrence of any of the following:

a.             Death or Disability.  Executive’s employment shall terminate upon Executive’s death or, subject to applicable law, in the event of Executive’s Disability (as defined herein), such termination to be effective upon thirty (30) days’ written notice following delivery of the medical certification described in the next sentence.  Executive shall be deemed to have a “Disability” if a medical doctor (selected by the mutual consent of Executive and the Company) certifies that Executive has for one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered Executive unable to perform the essential functions of Executive’s job duties with or without reasonable accommodation.  Executive will cooperate in submitting to a medical examination for the purpose of certifying Disability under this Section 12(a) if requested by the Company.  Executive shall be entitled to have Executive’s personal physician in attendance at any such medical examination.

b.             For Cause.  The Company may terminate Executive’s employment for “Cause” immediately upon written notice by the Company to Executive.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following:

(i)            Executive’s conviction of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude;

(ii)          Executive’s violation of any law or significant policy of the Company committed in connection with the performance of Executive’s duties, or violation of any other policy of the Company that would constitute grounds for immediate dismissal in accordance with the terms of such policy, regardless of whether within or outside the scope of Executive’s authority at the Company;

(iii)         Executive’s willful or intentional misconduct, recklessness or gross negligence in the performance of Executive’s duties, regardless of whether within or outside the scope of Executive’s authority at the Company, which results in a material loss, damage or injury to the Company; or

(iv)         Executive’s failure or refusal to comply with a specific direction of the Board of Directors provided that to the extent such failure or refusal is susceptible to cure, it is not cured to the best of Executive’s ability within ten (10) business days after the delivery of written notice of such failure or refusal to Executive.

c.             Termination without Cause.  The Company may terminate Executive’s employment without Cause at any time by giving Executive written notice of such termination specifying the effective date of such termination, which may be any date on or after the delivery date of the written notice.

d.             Termination by Executive for Good Reason.  Executive may terminate Executive’s employment for Good Reason at any time upon thirty (30) days’ prior written notice to the Company.  “Good Reason” shall mean that one of the following events shall have occurred and shall not have been cured by the Company within thirty (30) days after receipt of written notice from Executive of the occurrence of such event delivered to the Company within ninety (90) days of the occurrence of such event:

(i)            the Company shall have materially reduced Executive’s Base Salary, provided however if a reduction in Executive’s Base Salary is done in a manner that is proportionate to a salary reduction imposed on similarly-situated senior executives of the Company, then such reduction shall not constitute Good Reason;

(ii)          the Company shall have materially diminished Executive’s duties, responsibilities or authority or required Executive to report to anyone other than the Board of Directors;

(iii)         the Company shall have relocated Executive’s principal office more than fifty (50) miles from its current location in Campbell, California ; or

(iv)        the Company shall have materially breached this Agreement or any other agreement between Executive and the Company.

e.              Termination by Executive Following Change in Control.  Executive may terminate Executive’s employment at any time within one (1) year following a “Change in Control” (as defined in the 2012 Equity Plan) upon thirty (30) days’ prior written notice to the Company.  Notwithstanding the foregoing, a transaction shall be a “Change in Control” only if the transaction constitutes a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined for purposes of Section 409A (defined below)).

f.               Termination by Executive without Good Reason.  Executive may terminate Executive’s employment without Good Reason at any time upon thirty (30) days’ prior written notice to the Company.

13.          Rights and Remedies on Termination.

a.               Any Termination.  Upon any termination of this Agreement in accordance with Section 12, above, Executive shall be entitled to receive, and the Company shall be required to pay, (i) any unpaid Base Salary due for the period prior and through the date of termination, (ii) any accrued and unused vacation days through the date of termination, (iii) all other compensation and all benefit amounts owing to Executive prior and through the date of termination, and (iv) following submission of proper expense reports by Executive, reimbursement for all expenses incurred in accordance with Section 9 of this Agreement, prior to the date of termination (the items set forth in the foregoing clauses (i), (ii), (iii), and (iv) collectively, the “Accrued Benefits”).

b.               Death.  If Executive’s employment hereunder is terminated as a result of Executive’s death pursuant to Section 12(a) above, Executive’s estate shall be entitled to receive the Accrued Benefits and full vesting of all Restricted Shares and Stock Options.  Additionally, the Company shall, at the Company’s expense, provide life insurance on Executive’s life with a death benefit (net of any policy loans) in an amount not less than $1,000,000 at all times Executive is an employee of the Company.  Executive shall have the right to designate the beneficiary of such policy (or in the absence of such designation the beneficiary shall be the Executive’s estate) during such time periods as Executive is an employee of the Company.  The Company shall assist the beneficiary of such policy in submitting a claim for the proceeds of such insurance policy within thirty (30) days following the date of Executive’s death.

c.              Disability.  If Executive’s employment hereunder is terminated as a result of Executive’s Disability pursuant to Section 12(a) above, Executive shall be entitled to receive the Accrued Benefits and full vesting of all Restricted Shares and Stock Options.  Additionally, the Company, at the Company’s expense, shall maintain long-term disability insurance on Executive at all times Executive is an employee of the Company, providing payments to Executive in the event of Executive’s Disability in an amount not less than 66-2/3% of the sum of Executive’s Base Salary and target bonus amount per month, and with a waiting period following Disability of not more than ninety (90) days.

d.              For Cause/Without Good Reason.  If Executive’s employment hereunder is terminated by the Company for Cause pursuant to Section 12(b) or by Executive Without Good Reason pursuant to Section 12(f), then Executive shall receive, and the Company shall be required to pay, only the Accrued Benefits.

e.              Termination Without Cause/for Good Reason/Following Change in Control.  If Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 12(c) or Executive terminates Executive’s employment hereunder for Good Reason pursuant to Section 12(d) or following a Change in Control pursuant to Section 12(e), then the Company shall pay to Executive and Executive shall be entitled to receive (1) the Accrued Benefits, (2) full vesting of all Restricted Shares and Stock Options, (3) continuation of Executive’s Base Salary for a period of twelve (12) months following termination at the rate of Base Salary in effect immediately prior to the date of termination (or, if greater, in effect immediately prior to any reduction in Base Salary constituting Good Reason), and (4) payment or reimbursement for a period of twelve (12) months following termination of the full cost to Executive of any Company provided health insurance coverage that Executive elects to obtain for Executive and Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Notwithstanding the foregoing, as a  condition to Executive receiving any payments pursuant to clauses (3) and (4) above, Executive must execute and deliver to the Company, and not revoke, a general release in a form provided by the Company, releasing the Company, its employees, officers, directors, agents and such other persons identified by the Company, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to payments to be made pursuant to this Agreement) from the beginning of time to the date of termination.  To receive any such payments pursuant to clauses (3) and (4) above, such release must be executed by Executive and delivered to the Company and such release must have become irrevocable no later than 30 days after the date of Executive’s employment termination.  Any payment pursuant to clauses (3) and (4) above that otherwise would be due within 30 days following such termination shall be paid on the Company's first normal payroll date after such 30th day.  If Executive’s employment with the Company is terminated under circumstances that entitle Executive to receive salary continuation and Company subsidized health care continuation for a period of twelve (12) months or more following termination under the GraphOn Corporation Key Employee Severance Plan (or a successor plan to such Key Employee Severance Plan), then Executive shall not be paid or provided duplicate benefits under clauses (3) and (4) above.

f.             409A Compliance.  It is the intention of the Company and Executive that the payments and other benefits payable to Executive under this Agreement either be exempt from, or otherwise comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of this Agreement shall be interpreted in such manner as may be required in order to be exempt from or to comply with Section 409A. In that regard:

(i)            If any payment to be made hereunder is “nonqualified deferred compensation” subject to Section 409A and the timing of such payment is based on termination of Executive’s employment with the Company, then for such purpose “termination of employment” shall mean “separation from service” with the Company as such term is defined for purposes of Section 409A.

(ii)            Whenever a payment under this Agreement specifies a payment period with reference to a number of days following the termination of employment or other event, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii)            Each payment (including each installment payment) that may be made under this Agreement shall be considered a separate payment.

(iv)            In no event shall any payment of expense reimbursement (including any COBRA reimbursement) under this Agreement be made later than the end of the calendar year next following the calendar year in which such expense was incurred, and Executive shall be required to have submitted substantiation for such expenses at least ten (10) days before the last date for payment, the amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

(v)            Notwithstanding any other provision in this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Executive’s “separation from service” (within the meaning of Section 409A) while Executive is a “specified employee” (as determined for purposes of Section 409A in good faith by the Board of Directors), then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following Executive’s separation from service.

g.              Parachute Payments.  If any payment or benefit Executive would receive under this Agreement when combined with any other payment or benefit Executive may receive after the occurrence of the Designated Event that would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Payment”) that, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced (with cash Payments being reduced to $0 before any Payment attributable to the accelerated vesting of Restricted Shares or Stock Options or other non-cash Payments) to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax.  Any cash Payments reduced pursuant to the preceding sentence shall be applied ratably to each installment payment due under clauses (3) and (4) of Section 13(e) before any other Payment is reduced.  Accelerated vesting of Restricted Shares and Stock Options shall be reduced to the maximum extent possible (in such order as Executive may specify) before any other non-cash Payment is reduced (in reverse order of vesting dates).

14.           Arbitration.  Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with or separation from the Company, to final and binding arbitration in Santa Clara County, California before an arbitrator associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service.  Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes and ordinances.  If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.  The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law.  The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or similar rules of any alternative dispute resolution service selected (the “Rules”).  The arbitration will be conducted in accordance with the Rules (or the rules of any other service selected).  Notwithstanding anything to the contrary in the Rules, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof.  The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state of federal statute prohibiting discrimination in employment (a “Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA (or such other alternative dispute resolution service).  In disputes where Executive asserts a Statutory Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the AAA filing (or filing of such other arbitration service) fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under the law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner.  To the extent that applicable law provides that a prevailing party is entitled to recover attorneys fees and costs, the arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court.  This mutual arbitration agreement does not prohibit or limit either the Executive’s or the Company’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration.  The arbitrator shall have no authority to add to or to modify the terms described in this Section, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

15.           Entire Agreement;  Amendment;  Effect of Waiver.  This Agreement, together with the Restricted Stock Agreements, the Stock Options and the Proprietary Information Agreement, constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between the parties respecting the subject matter of this Agreement.  This Agreement supersedes the GraphOn Corporation Key Employee Severance Plan (and any successor plan to such Key Employee Severance Plan) unless Executive’s employment with the Company is terminated under circumstances that entitle Executive to receive salary continuation and Company subsidized health care continuation for a period of twelve (12) months or more following termination under the GraphOn Corporation Key Employee Severance Plan (or a successor plan to such Key Employee Severance Plan).  No supplement, modification or amendment to this Agreement shall be binding unless evidenced by a writing signed by the party against whom it is sought to be enforced.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision or any subsequent breach of the same provision thereof.  No waiver shall be binding unless executed in writing by the party making the waiver.

16.            Severability.  If any provision of this Agreement or the application of any such provision shall be held by an arbitrator or court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability.  The remaining provisions of this Agreement shall otherwise remain in full force and effect and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.            Assignability; Successors.  Executive may not delegate or assign any of Executive’s duties or rights hereunder.  The rights of the Company under this Agreement may be assigned by the Company to any successor to the Company in the Company’s sole discretion.  This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective legal representatives and successors.

18.           Miscellaneous.

(a)            Section headings are employed in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

(b)            This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(c)            All notices and other communications required to be given hereunder shall be sufficient if in writing and if delivered in person, by facsimile transmission, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, to either party at the address of such party listed below the signature block on the last page of this Agreement.

(d)            This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

GRAPHON CORPORATION

By:	/s/ Steven Ledger
Name:	Steven Ledger
Title:	Chairman of the Board
Address:	1901 S. Bascom Avenue Suite 660
Campbell, California 95008

EXECUTIVE

By:	/s/ Eldad Eilam
Name:	Eldad Eilam
Address:	1901 S. Bascom Avenue Suite 660
Campbell, California 95008